EXHIBIT 10.1

                                OPTION AGREEMENT

This Option Agreement dated August 8, 2012 by and between Development Resources LLC, (hereinafter "DEVELOPMENT RESOURCES") a Utah LLC, and Nevada Gold Corp. (hereinafter "NEVADA GOLD"), a Delaware corporation, wherein both companies are also known as the "PARTIES", wherein the Parties agree to the following:

WHEREAS:

A. Development Resources has located and controls approximately 40,000 acres of prime mineral lease properties all located in the Long Canyon Gold Trend in north east Nevada for the purpose of exploration for gold, silver and other mineralization deposits.

B. Nevada Gold desires to acquire an interest in four sections (2,560 acres), consisting of approximately 120 BLM Mineral Lease Claims from Development Resources to participate in the exploration and development of the potential gold, silver and other mineral deposits in the Property. See Schedule 'A' property map (the "Property").

C. Property Description

     1) The Development Resources BLM mineral lease claims group for a total of 120 Claims located on Sections 5, 6, 7 and 8 in Township 33N and Range 64E with Meridian MDR&M

     2) Development Resources also herein allows Nevada Gold an `option' to acquire a similar interest in and to an additional 4 sections of 2,560 acres of approximately 120 claims held by Development Resources all located adjacent to and adjoining the first 4 sections listed in #1 above for a period of one year from the execution of this Agreement.

D. Development Resources confirms that all references in this Agreement to retained interest in the Property mean the net proceeds actually paid from the sale of minerals mined and removed from the Property, after deduction of the following:

     (i) smelting costs, treatment charges and penalties including, but not being limited to, metal losses, penalties for impurities and charges for refining, selling and handling by the smelter, refinery or other purchaser; provided, however, in the case of leaching operations or other solution mining or beneficiation techniques, where the metal being treated is precipitated or otherwise directly derived from such leach solution, all processing and recovery costs incurred by the Nevada Gold, beyond the point at which the metal being treated is in solution, shall be considered as treatment charges;

     (ii) costs of handling, transporting and insuring ores, minerals and other materials or concentrates from the Property or from a concentrator,
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          whether  situated on or off the  Property,  to a smelter,  refinery or other place of treatment; and

     (iii)ad valorem taxes and taxes based upon production, but not income taxes.

THEREFORE in consideration of the mutual covenants and agreements in this Agreement, the parties agree as follows:

A. GRANT OF OPTION

     1) On August 12th Nevada Gold shall notify Development Resources of Nevada Gold's intent to `Exercise The Option' to secure the interest in the Property or to discontinue `The Option' and relinquish their rights to exercise `The Option' to secure the described interest in the Property.

     2) In the event Nevada Gold determines to `Exercise The Option' a cash payment to Development Resources of $47,400 shall be made to Development Resources no later than August 14th, 2012 for the full county, state and BLM fees to keep the Property in good standing with all agencies by the required filing date of September 1, 2012. This payment will keep the Property of these first four sections in good standing with all agencies until September 1, 2013. Development resources shall itemize such required payments and provide receipts.

     3) Upon the `Exercise of The Option' on August 12th 2012, Nevada Gold will issue cash payments and shares of its common stock to Development Resources and a work commitment under the following terms and conditions:

          3.1) Nevada Gold will provide to Development Resources a payment, on terms, of $125,000 USD cash to be issued, as directed by Development Resources, for a 51% controlling interest acquisition in and to Sections 5, 6, 7 and 8 properties as follows:

               a)   $25,000 by September 15th 2012.
               b)   $25,000 by October 15th 2012
               c)   $75,000 by November 15th 2012

          3.2) In  addition,  Nevada  Gold will issue to  Development  Resources three million (3,000,000) shares of its restricted common stock as directed by Development Resources for this acquisition interest. These shares shall be distributed by Nevada Gold to Development Resources as directed by Development Resources within 60 days of `Exercising The Option' or not later than October 10th 2012.

          3.3) Upon the full payment of cash and the full distribution of these shares on the above timetable schedule, Nevada Gold will receive

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               the full 51%  interest  free and clear in and to Sections 5, 6, 7 and 8 of the Property from Development Resources and Development Resources will own a 49% interest in the Property. Nevada Gold shall have the 'right' to register it's interest at it's discretion.

          3.4) Nevada Gold will also have the right to increase this interest to an 80% interest by performing a 'work commitment' as specified in Section B below.

B. WORK COMMITMENT AND INCREASE IN INTEREST OWNERSHIP

     1) Nevada Gold agrees that Development Resources shall be in charge of `all exploration programs' conducted on the Property at all times on a 'commercially acceptable basis' during the required 'work commitment' phase. Nevada Gold shall become the operator after the work commitment payments have been completed on the Property to both Parties' satisfaction.

     2) Additional funds, other than the `cash acquisitions funds' previous described, will be provided by Nevada Gold to Development Resources for the initial exploration evaluations, a geological 43-101 report and the first phase drilling funds specified as following:

          2.1 Nevada Gold shall provide to Development Resources a cash work commitment for the exploration of the Property. Nevada Gold shall pay to Development Resources $200,000 against an agreed to budget within the first 180 days of `Exercising The Option', for the Phase One Exploration Program on Sections 5, 6,7 and 8.

          2.2 This work program will provide for the collection of surface rock chip samples, sediment stream samples, mapping, IP/resistivity testing and assay programs and any other geological programs to provide an initial Geological Report of the Property and to define potential drill targets on the Property. These funds will also provide for a qualified 43-101 report on the Property.

          2.3 Nevada Gold has the option to make this payment in advance of this180 day period to perform this work to provide a 43-101 Report for Nevada Gold.

          2.4 In addition, Nevada Gold agrees to pay to Development Resources a minimum of $1,000,000 against an agreed to budget for the Phase Two Exploration program for drilling on the drill targets to be defined in the Phase One Exploration Report. This Phase Two Drill Program can only begin after the Phase One Exploration Program is completed. The Exploration work commitment schedule and costs will be outlined in a separate report.

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     3)   Upon the full `work commitment  payments' of $1,200,000,  the interest to Nevada Gold in these first four sections will increase to an 80% interest with Development Resources holding the 20% interest in the Property at all times.

     4) The Parties agree that upon successful drill report assays of acceptable gold, silver and base metal mineralization values on the Property, additional funds will be, for the further drilling exploration and development of the Property.

     5) In a future option agreement, Nevada Gold can acquire a similar 51% interest in and to 4 additional sections from Development Resources all located adjoining to the first 4 sections acquired by Nevada Gold on Spruce Ridge. This interest can also be increased to an 80% interest with a work commitment on the property. A similar agreement as to #1 - #4 in item (D) herein as to a cash payment, shares of stock and a work commitment under mutual agreement between the Parties shall be arranged at a future date.

C. FIELD OPERATIONS

Subject to E-1 the Parties agree that Development Resources shall be the controlling operator for all exploration work to be contracted for on the Property at all times. Development Resources will submit to Nevada Gold all data for such exploration programs and costs on a reasonable timetable for such reports. All samples collected in the Phase One Exploration Program and Phase One Drill Program will be submitted to the ALS/Chemex Labs in Elko Nevada for qualified tests.

D. CLAIM MAINTENANCE FEES

Nevada Gold shall be responsible for all of the payments required to keep the Property in good standing with all agencies.

The first fees will be due and payable by Nevada Gold to Development Resources by August 14th 2012 and estimated to be $47,400. This is an approximate figure as the State of Nevada fees may change by the fall of 2012.

Development Resources shall be responsible to provide to Nevada Gold an expenditure budget on a timely basis for the expected costs to maintain the Property in good standing with all agencies at all times.

E. 20% DEVELOPMENT RESOURCES MAINTAINED INTERESTS

Development Resources shall hold a 20% interest in the Property at all times after Nevada Gold has completed its work commitment outlined in Section B. The Parties agree that Nevada Gold shall have a `first right of refusal' to acquire some or all of this `Interest' under terms and conditions acceptable to both Parties.

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F. THIRD PARTY INTERESTS

The Parties agree that the interest rights each Partly holds in the Property can be sold, assigned, transferred or conveyed in whole or in part to any bona fide third party as long as both Parties agree to such transfer. Each or either Party to this Option Agreement shall have `first right of refusal' for 12 days to acquire this interest prior to the transfer or sale of `any interest' to any `third party'.

Each or either Party to this Option Agreement must be informed as to all of the details for such a transfer and agree in writing to such a transfer to any `third party' for the transfer of `any interest' in the Property.

Each Party will have the express right to negotiate for their interest transfer to the same third party or to any `other third party' potential acquisition in the event the transferring Party receives a `clearance' and written denial of their `First Rights' to acquire this `interest' from the `other Party' to this Option Agreement prior to any transfer.

G. FIRST RIGHT FOR TRANSFER OF INTERESTS

In the event either Party desires to sell their held interest in the Property, the other Party shall have `first right of refusal' to acquire this interest on terms and conditions agreeable between the Parties prior to the interest being offered to third parties.

H. FEASIBILITY STUDY COSTS

In the event the property values from exploration work define a potential mineable ore body which will require a major `feasibility study' including environmental studies, the Parties agree it shall be the responsibility of

Nevada Gold to pay for all of the costs of such studies to perfect this `feasibility study' to define a mining plan. It is also agreed between the Parties that both Parties shall have full access to all data and information supplied by such `feasibility study' at all times.

I. MUTUAL INTEREST

Both Parties agree to work together in a `mutual interest' for the exploration and development of these mineral lease claims for the benefit of both Parties and agree to complete and deliver all documents and agreements reasonably necessary to complete same.

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J. PUBLIC DISCLOSURE

The Parties shall advise each other, in advance, of any public statement, which is proposed to be made in respect to any transaction, provided that no Party shall be prevented from making any disclosure statement, which is required to be made by any regulatory policy. If upon the execution of this Agreement any Party is required or wishes to issue a press release, each of the Parties shall have the ability to review, comment and approve upon the content of such press release prior to issuance.

K. TERMINATION

This Option Agreement shall terminate at 12:01 pm on the 15th (fifteenth) day following any non payment by Nevada Gold to Development Resources for the schedule of payments listed in Sections (B) and (D) above, and/or the delivery of the stock required is not delivered on a timely basis or any alternative payment acceptable to Development Resources has not been agreed to and paid to Development Resources by Nevada Gold.

L. LEGAL FEES

Each Party shall bear its own legal costs and expenses with respect to this transaction.

M. CONDUCT OF BUSINESS

From the date hereof until the date of termination, the Parties shall carry on their respective businesses in the ordinary course and will not, without the prior written consent of the other, enter into any material contracts or obligations not in the ordinary course of business regards to these claims.

The Parties are not 'partners' in this agreement or 'venture'.

N. JURISDICTION

For purposes of any and all legal disputes or arbitration in regards to any disputes the state of jurisdiction shall be the State or Nevada.

O. ENUREMENT

All rights and obligations of the Parties hereto will be binding upon and enure to the benefit of and be enforceable by each of the Parties hereto and their respective successors and permitted assigns.

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P. ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the Parties relating to the subject matter hereof and supersedes all prior agreements, understanding, negotiations and discussions, whether oral or written, among the Parties.

EXECUTION- This Agreement may be validly executed by email or by facsimile and in counterpart

IN WITNESS THEREOF each of the Parties have executed this Agreement effective the date first above written.

Signed,


/s/ Lee Eastman
--------------------------------------
Development Resources LLC
Lee Eastman Manager / Member


/s/ Merrill Moses
--------------------------------------
Nevada Gold Corp.
Merrill Moses, President

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